Exhibit 10.2

HIBBETT SPORTS, INC.
NON-EMPLOYEE DIRECTOR
NON-QUALIFIED OPTION AGREEMENT
(INITIAL GRANT, SERVICE REQUIREMENT)

NOTE: This document incorporates the accompanying Grant Letter, and together they constitute a single Agreement which governs the terms and conditions of your Option in accordance with the Company’s 2012 Non-Employee Director Equity Plan.

THIS AGREEMENT (“Agreement”) is effective as of the Grant Date specified in the accompanying Grant Letter, by and between the Participant and Hibbett Sports, Inc. (“Company”).

A.           The Company maintains the 2012 Non-Employee Director Equity Plan (“NEDEP” or “Plan”).

B.           The Participant has elected to receive an Option Award under the Plan.

C.           Key terms and important conditions of the Award are set forth in the cover letter (“Grant Letter”) which was delivered to the Participant at the same time as this document. This Agreement contains general provisions relating to the Award.

IT IS AGREED, by and between the Company and the Participant, as follows:

1.   Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)           The “Participant” is the individual named in the Grant Letter.
(b)           The “Grant Date” is the date of the Grant Letter.
(c)           The “Covered Shares” is that number of shares of the Company’s Stock specified in the Grant Letter.
(d)           The “Exercise Price” is the price per common share set forth in the Grant Letter.
(e)   The “Service Requirement” shall begin on the Grant Date and extend until the first anniversary of the Grant Date.  A Participant must serve as a Board member during the entire period of the Service Requirement.

Other terms used in this Agreement are defined pursuant to paragraph 8 or elsewhere in this Agreement or Plan.

2.           Award and Exercise Price. This Agreement specifies the terms of the option (the “Option”) granted to the Participant to purchase the number of Covered Shares at the Exercise Price per share. The Option is not an “incentive stock option” as that term is used in Code section 422.

3.           Date of Exercise. Subject to his Section 3, the Option shall be exercisable at any time following completion of the Service Requirement and prior to expiration set forth in Section 4 hereof.   The Option shall not be exercisable if the Participant ceases serving as a Director, for any reason, prior to the end of the Service Requirement; provided, however, that the Option shall accelerate and become exercisable with respect to all Covered Shares if the following occurs during such Service Period, irrespective of the Participant’s continued service as a Director:

(i)           If the Participant ceases to serve on the Board by reason of the Participant’s death; or

(ii)           If (x) a Change in Control occurs prior to the end of the one-year Service Requirement, (y) the Participant’s termination of service does not occur before the Change in Control date, and (z) the Board determines to accelerate such vesting.

4.           Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day prior to the Expiration Date.  The “Expiration Date” shall be the tenth (10th) anniversary of the Grant Date.

5.           Method of Option Exercise.

(a)           Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Chief Financial Officer (or such other party as the Company may designate) of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election.

(b)           Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Board before the Option is exercised; (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock that have been owned by the Participant for at least six (6) months and are otherwise acceptable to the Board having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(c)           The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

6.           Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. The Company is entitled to (a) withhold and deduct from future fees of the Participant (or from other amounts due to Participant) or make other arrangements for the collection of all legally required amounts necessary to satisfy such withholding or (b) require the Participant promptly to remit such amounts to the Company. Subject to such rules and limitations as may be established by the Board from time to time, the withholding obligations described in this Section 6 may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan, including shares of Stock to be settled under this Agreement.

7.           Transferability. The Option is not transferable and, during the Participant’s life, may be exercised only by the Participant. Transfers at death are governed by paragraph 9(c) below.

8.           Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9.           Binding Effect; Heirs and Successors.

(a)           The terms and conditions of this Agreement shall be effective upon delivery to the Participant, with or without execution by the Participant.

(b)           This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(c)           If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Board in such form and at such time as the Board shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.           Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board, and the Board shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Board and any decision made by it with respect to the Agreement is final and binding on all persons. Such powers or decision-making may be delegated, to the extent permitted by the Plan, to one or more of Board members or any other person or persons selected by the Board.

11.           Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall wholly incorporate and be subject to the terms of the Plan, a copy of which may be obtained from the Chief Financial Officer of the Company (or such other party as the Company may designate); and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board from time to time pursuant to the Plan.

12.           No Implied Rights.

(a)           The Option will not confer on the Participant any right with respect to continuance of any service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s service at any time.

(b)           The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

13.           Notices. Any written notices provided for in this Agreement or Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

14.           Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 4.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

15.           Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

16.           Governing Law; Jurisdiction. This Agreement shall be governed by the law of the State of Alabama without giving effect to the choice-of-law provisions thereof. The Circuit Court of the City of Birmingham and the United States District Court, Northern District of Alabama, Birmingham Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. The parties hereby consent to the jurisdiction of such courts.

END OF EXHIBIT 10.2